                                                                    EXHIBIT 10.1

================================================================================

                           LOAN AND SECURITY AGREEMENT

                                   dated as of

                                  March 7, 2000

                                     between

                          ALLIED PRODUCTS CORPORATION,
                                   as Borrower

                                       and

                       LASALLE BANK NATIONAL ASSOCIATION,
                                    as Lender

================================================================================

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

1. DEFINITIONS.................................................................1
   1.1      General Terms......................................................1
   1.2      Accounting Terms; Utilization of GAAP for Purposes of
            Calculations Under Agreement.......................................7
   1.3      Other Terms Defined in Illinois Uniform Commercial Code............7
   1.4      Other Definitional Provisions......................................8

2. CREDIT......................................................................8
   2.1      Term Loan Facility.................................................8
   2.2      INTENTIONALLY OMITTED..............................................8
   2.3      INTENTIONALLY OMITTED..............................................8
   2.4      Voluntary Prepayments..............................................8
   2.5      Borrower's Loan Account............................................9
   2.6      Statements; Telephonic Notice......................................9
   2.7      Interest and Fees..................................................9
   2.8      Method of Payment.................................................10
   2.9      Term of this Agreement............................................10
   2.10     Survival..........................................................10

3. CONDITIONS OF ADVANCES.....................................................11
   3.1      Conditions to Initial Loans.......................................11
   3.2      Conditions to All Loans...........................................11

4. COLLATERAL.................................................................12
   4.1      Security Interest.................................................12
   4.2      Preservation of Collateral and Perfection of Security Interests
            Therein...........................................................12
   4.3      Loss of Value of Collateral.......................................12
   4.4      Setoff............................................................12

5. REPRESENTATIONS AND WARRANTIES.............................................13
   5.1      Existence.........................................................13
   5.2      Corporate Authority...............................................13
   5.3      Binding Effect....................................................13
   5.4      Financial Data....................................................13
   5.5      Collateral........................................................14
   5.6      Solvency..........................................................14
   5.7      Chief Place of Business...........................................15
   5.8      Other Names.......................................................15
   5.9      Tax Liabilities...................................................15
   5.10     Loans.............................................................15
   5.11     Margin Stock......................................................15
   5.12     Litigation and Proceedings........................................15
   5.13     Other Agreements..................................................16
   5.14     Employee Controversies............................................16

   5.15     Compliance with Laws and Regulations; Environmental Matters.......16
   5.16     Patents, Trademarks and Licenses..................................17
   5.17     ERISA.............................................................17
   5.18     Financial Condition...............................................18
   5.19     Survival of Warranties............................................18
   5.20     Bank Accounts.....................................................18
   5.21     Subsidiaries......................................................18
   5.22     Accuracy of Information...........................................18
   5.23     Assets and Properties.............................................18
   5.24     Insurance.........................................................18
   5.25     Contingent Obligations............................................19
   5.26     Account Warranties................................................19
   5.27     Broker's Fees.....................................................19

6. AFFIRMATIVE COVENANTS......................................................19
   6.1      Financial Statements and Other Reports............................19
   6.2      Inspection........................................................21
   6.3      Maintenance of Licenses, Etc......................................22
   6.4      Claims and Taxes..................................................22
   6.5      Lender's Closing Costs and Expenses...............................22
   6.6      Borrower's Liability Insurance....................................22
   6.7      Business Interruption Insurance...................................23
   6.8      ERISA Reporting...................................................23
   6.9      Notice of Suit or Adverse Change in Business......................24
   6.10     Environmental Safety and Health Laws..............................24
   6.11     Supplemental Disclosure...........................................24
   6.12     Collateral Records................................................24
   6.13     Endorsement.......................................................25
   6.14     Maintenance of Properties.........................................25
   6.15     Collateral Locations..............................................25
   6.16     Use of Proceeds and Margin Security...............................25
   6.17     Appraisals........................................................25

7. NEGATIVE COVENANTS.........................................................25
   7.1      Encumbrances......................................................25
   7.2      Restrictions on Distributions.....................................26

8. DEFAULT, RIGHTS AND REMEDIES OF LENDER.....................................26
   8.1      Defaults..........................................................26
   8.2      Rights and Remedies Generally.....................................27
   8.3      Entry Upon Premises and Access to Information.....................27
   8.4      Sale or Other Disposition of Collateral by Lender.................27
   8.5      Waiver of Demand..................................................28
   8.6      Waiver of Notice..................................................28

9. MISCELLANEOUS..............................................................28
   9.1      Amendments and Waivers............................................28

   9.2      Costs and Attorneys' Fees.........................................28
   9.3      Expenditures by Lender............................................29
   9.4      Custody and Preservation of Collateral............................29
   9.5      Reliance by Lender................................................29
   9.6      Assignment; Parties...............................................29
   9.7      CHOICE OF LAW.....................................................29
   9.8      CONSENT TO JURISDICTION...........................................29
   9.9      SERVICE OF PROCESS................................................30
   9.10     WAIVER OF JURY TRIAL AND BOND.....................................30
   9.11     ADVICE OF COUNSEL.................................................31
   9.12     SEVERABILITY......................................................31
   9.13     Application of Payments...........................................31
   9.14     Marshaling; Payments Set Aside....................................31
   9.15     Section Titles....................................................31
   9.16     Continuing Effect.................................................31
   9.17     Notices...........................................................32
   9.18     Equitable Relief..................................................33
   9.19     Indemnification...................................................33
   9.20     Counterparts......................................................34
   9.21     Entire Agreement..................................................34
   9.22     Confidentiality...................................................34
   9.23     Governmental Regulation...........................................34
   9.24     Amendment of Loan Agreement.......................................34

                                    EXHIBITS

Exhibit A              Form of Term Note
Exhibit B              Form of Financial Statement Certificate
Exhibit C              Form of Endorsement
Exhibit D              Form of Notice of Borrowing

                                    SCHEDULES

Schedule 3.1           Conditions to Initial Loans
Schedule 5.1           Jurisdiction of Incorporation; Qualification
Schedule 5.2           Governmental Consents and Restrictions
Schedule 5.4(A)        Financials
Schedule 5.4(B)        Projections
Schedule 5.4(C)        Pro Forma
Schedule 5.5           Locations of Collateral
Schedule 5.7           Chief Place of Business
Schedule 5.8           Other Names
Schedule 5.9           Tax Audits
Schedule 5.12          Litigation and Proceedings
Schedule 5.14          Employee Controversies
Schedule 5.15(B)       Environmental Matters
Schedule 5.16          Patents, trademarks and Licenses
Schedule 5.17          ERISA
Schedule 5.20          Bank Accounts
Schedule 5.21          Capitalization; Subsidiaries
Schedule 5.24          Insurance
Schedule 5.25          Contingent Obligations
Schedule 7.1           Liens

                           LOAN AND SECURITY AGREEMENT

            THIS LOAN AND SECURITY AGREEMENT (this "Agreement"), dated as of March 7, 2000, is by and between ALLIED PRODUCTS CORPORATION., a Delaware corporation, ("Borrower"), and LASALLE BANK NATIONAL ASSOCIATION, a national banking association ("Lender"). All capitalized terms used herein are defined in
Section 1 of this Agreement.

                              W I T N E S S E T H:

            WHEREAS, Borrower desires to borrow up to Eighteen Million Dollars ($18,000,000) from Lender; and

            WHEREAS, Lender is willing to make certain loans and to extend credit to Borrower of up to such amount upon the terms and conditions set forth herein, the proceeds of which will be used by Borrower for the working capital needs of Borrower and for general corporate purposes;

            NOW, THEREFORE, in consideration of the terms and conditions contained herein, and of any loans or extensions of credit heretofore, now or hereafter made to or for the benefit of Borrower by Lender, the parties hereto hereby agree as follows:

            1. DEFINITIONS.

            1.1 General Terms. When used herein, the following terms shall have the following meanings:

            "Account Debtor" shall mean the party who is obligated on or under an Account.

            "Accounts" shall mean all "accounts" (as defined in the Code) owed to or owned or acquired by Borrower arising or resulting from the sale of goods or the rendering of services.

            "Affiliate" of any Person shall mean any other Person (a) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with such Person; (b) that directly or beneficially owns or holds five percent (5%) or more of any class of the voting stock or other equity interests of such Person, or (c) five percent (5%) or more of the voting stock (or in the case of a Person which is not a corporation, five percent (5%) or more of the equity interest) of which is owned directly or beneficially or held by such Person. Notwithstanding the foregoing, Lender shall not be deemed to be an Affiliate of the Borrower.

            "Authorized Officer" shall mean, at any time, any of the chief executive officer, chief financial officer, controller, or any vice president of Borrower, acting singly.

            "Benefit Plan" shall mean, with respect to any Person, a defined benefit plan as defined in Section 3(35) of ERISA (other than a Multiemployer Plan) in respect of which such Person or an ERISA Affiliate of such Person is, or within the immediately preceding six (6) years was, an "employer" as defined in Section 3(5) of ERISA.

            "Bush Hog" shall mean Bush Hog, L.L.C., a Delaware limited liability company, of which Borrower owns 19.9% of the membership interests.

            "Business Day" means a day (other than a Saturday or Sunday) on which LaSalle and other banks generally are open in Chicago for the conduct of substantially all of their commercial lending activities.

            "Capitalized Lease" shall mean, at any time, any lease which, in accordance with GAAP, is required to be capitalized on the consolidated balance sheet of Borrower and its Subsidiaries at such time, and "Capitalized Lease Obligations" of Borrower and its Subsidiaries at any time shall mean the aggregate amount which, in accordance with GAAP, is required to be reported as a liability on the consolidated balance sheet of Borrower and its Subsidiaries.

            "Closing Date" shall mean the date of this Agreement.

            "Closing Fee" shall have the meaning set forth in subsection 2.7(E).

            "Code" shall have the meaning set forth in subsection 1.3 hereof.

            "Collateral" shall have the meaning set forth in subsection 4.1 hereof.

            "Commitment" shall mean the commitment of Lender to make the Loan as set forth in subsection 2.1 hereof.

            "Contingent Obligation" of a Person shall mean any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, operating agreement or take_or_pay contract or application for a letter of credit.

            "Default" shall mean the occurrence or existence of any one or more of the events described in subsection 8.1 hereof.

            "DOL" shall have the meaning set forth in subsection 6.8 hereof.

            "Dollars", "dollars" and "$" each mean lawful money of the United States of America.

            "Environmental Lien" shall mean a lien in favor of any governmental entity for (a) any liability under federal or state environmental laws or regulations or (b) damages arising from, or costs incurred by such governmental entity in response to, a release or threatened release of a hazardous or toxic waste, substance or constituent, or other substance into the environment.

            "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

            "ERISA Affiliate" shall mean, with respect to any Person, any (i) corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code) as such Person; (ii) partnership, trade or business under common control (within the meaning of Section 414(c) of the Internal Revenue Code) with such Person; and (iii) solely for purposes of liability under Section 412(c)(11) of the Internal Revenue Code, for the lien created under
      Section 412(n) of the Internal Revenue Code or for a tax imposed for failure to meet minimum funding standards under Section 4971 of the Internal Revenue Code, member of the same affiliated service group (within the meaning of Section 414(m) of the Internal Revenue Code) as such Person, any corporation described in clause (i) above or any partnership, trade or business described in clause (ii) above.

            "Financials" shall have the meaning set forth in subsection 5.4 hereof.

            "Financing Agreements" shall mean, collectively, that certain Put and Call Agreement of even date herewith, by and among Lender, Borrower and Bush Hog Investors, L.L.C., and acknowledged and consented to by Bush Hog, L.L.C. and CC Industries, Inc., that certain Guaranty of even date herewith, made by CC Industries, Inc. in favor of Lender, and all other agreements, instruments and documents, including, without limitation, this Agreement and any security agreements, loan agreements, notes, guarantees, mortgages, deeds of trust, leasehold mortgages, leasehold deeds of trust, subordination agreements, pledges, powers of attorney, consents, assignments, intercreditor agreements, mortgagee waivers, landlord estoppel statements, reimbursement agreements, contracts, notices, leases, financing statements and all other written matter whether heretofore, now or hereafter executed by or on behalf of Borrower or any of Borrower's Subsidiaries and delivered to Lender, together with all agreements, documents and instruments referred to therein or contemplated thereby.

            "Fiscal Year" shall mean a twelve-month period ending on the last day of December in each year.

            "GAAP" means generally accepted accounting principles in the United States of America as set forth in statements from Auditing Standards No. 69 entitled "The Meaning of 'Present Fairly in Conformance with Generally Accepted Accounting Principles in the Independent Auditors Reports'" issued by the Auditing Standards Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination.

            "Indebtedness" shall mean, with respect to any Person, as of the date of determination thereof: (i) all of such Person's indebtedness for borrowed money; (ii) all indebtedness of such Person or any other Person secured by any Lien with respect to any property or asset owned or held by such Person, regardless of whether the indebtedness secured thereby shall have been assumed by such Person; (iii) all indebtedness of other Persons which such Person has directly or indirectly guaranteed (whether by discount or otherwise), endorsed (otherwise than for collection or deposit in the ordinary course of business), discounted with recourse to such Person or with respect to which such Person is otherwise directly or indirectly liable, including, without limitation, indebtedness directly or indirectly guaranteed by such Person through any agreement (contingent or otherwise) to (A) purchase, repurchase or otherwise acquire such indebtedness or any security therefor, (B) provide funds for the payment or discharge of such indebtedness or any other liability of the obligor of such indebtedness (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), (C) maintain the solvency of any balance sheet or other financial condition of the obligor of such indebtedness, or
      (D) make payment for any products, materials or supplies or for any transportation or services regardless of the nondelivery or nonfurnishing thereof if in any such case the purpose or intent of such agreement is to provide assurance that such indebtedness will be paid or discharged or that any agreements relating thereto will be complied with or that the holders of such indebtedness will be protected against loss in respect thereof; (iv) all of such Person's Capitalized Lease Obligations; and (v) all actual or contingent reimbursement obligations with respect to letters of credit issued for such Person's account.

            "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

            "IRS" shall have the meaning set forth in subsection 6.8 hereof.

            "Lender" or "Lenders" shall mean LaSalle together with its successors and assigns pursuant to Section 10 hereof.

            "Liabilities" shall mean all of Borrower's liabilities, obligations and indebtedness to Lender of any and every kind and nature, whether heretofore, now or hereafter owing, arising, due or payable and howsoever evidenced, created, incurred, acquired or owing, whether primary, secondary, direct, contingent, fixed or otherwise (including obligations of performance) and whether arising or existing under written agreement, oral agreement or operation of law, relating to any or all of Borrower's indebtedness and obligations to Lender under this Agreement and the other Financing Agreements.

            "Lien" shall mean any lien (statutory or otherwise), mortgage, pledge, hypothecation, assignment, deposit arrangement, option, warrant, purchase agreement, shareholders' agreement, restriction, redemption agreement or other charge, encumbrance, restriction or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever.

            "Loan Account" shall have the meaning set forth in subsection 2.5 hereof.

            "Loan" shall mean the Term Loan.

            "Management Letter" shall have the meaning set forth in subsection 6.1(E) hereof.

            "Material Adverse Change" shall mean a material adverse change, which has not previously been disclosed to Lender, in the business, properties, condition (financial or otherwise), performance, prospects or results of operations of Borrower and its Subsidiaries

            "Material Adverse Effect" shall mean a material adverse effect, the probability of occurrence of which has not previously been disclosed to Lender, on (a) the business, property, condition (financial or other), results of operations or prospects of Borrower and its Subsidiaries taken as a whole, (b) the ability of Borrower or any Subsidiary of Borrower to perform its obligations under the Financing Agreements to which it is a party, or (c) the validity or enforceability of any of the Financing Agreements or the rights or remedies of Lender thereunder.

            "Maturity Date" shall mean September 7, 2002.

            "Multiemployer Plan" shall mean, with respect to any Person, an employee benefit plan defined in Section 4001(a) (3) of ERISA which is, or within the immediately preceding six (6) years was, contributed to by such Person or an ERISA Affiliate of such Person.

            "Notice of Borrowing" shall mean a notice given by the Borrower to Lender pursuant to subsection 3.2(A), in substantially the form of Exhibit D hereto.

            "PBGC" shall mean the Pension Benefit Guaranty Corporation and any Person succeeding to the functions thereof.

            "Permitted Liens" shall mean the Liens permitted under subsection
      7.1 hereof.

            "Person" shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, limited liability company, corporation, institution, entity, party or government (whether national, federal, state, provincial, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

            "Plan" shall mean, with respect to any Person, any employee benefit plan defined in Section 3(3) of ERISA in respect of which such Person or any ERISA Affiliate of such Person is, or at any time within the immediately preceding six (6) years was, an "employer" as defined in
      Section 3(5) of ERISA.

            "Prime Rate" shall mean a variable rate of interest per annum equal to the highest of the "prime rate", "corporate base rate", "reference rate" or similar benchmark rate announced or published from time to time by LaSalle at its principal place of business in Chicago, Illinois, which rate is not necessarily the lowest rate of interest charged by LaSalle with respect to commercial loans. Any change in the Prime Rate shall be effective as of the effective date stated in the announcement by LaSalle of such change.

            "Pro Forma" shall mean the unaudited consolidated and consolidating balance sheet of Borrower and its Subsidiaries as of the Closing Date after giving effect to the transactions contemplated by this Agreement and the other Financing Agreements.

            "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

            "Regulation T" shall mean Regulation T of the Board of Governors of the Federal Reserve System from time to time in effect and shall include any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by and to brokers and dealers of securities for the purpose of purchasing or carrying margin stock.

            "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stock applicable to member banks of the Federal Reserve System.

            "Regulation X" means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by foreign lenders for the purpose of purchasing or carrying margin stock.

            "Subsidiary" shall mean, with respect to any Person, any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned by such Person. Unless otherwise expressly provided, all references herein to a "Subsidiary" shall mean a Subsidiary of Borrower.

            "Term" shall have the meaning set forth in subsection 2.9 hereof.

            "Term Loan" shall have the meaning set forth in subsection 2.1 hereof.

            "Term Loan Commitment" shall mean the commitment of Lender to make the Term Loan.

            "Term Note" shall have the meaning set forth in subsection 2.1 hereof.

            "Termination Event" shall mean (i) a reportable event described in
      Section 4043 of ERISA or the regulations promulgated thereunder occurring with respect to any Benefit

      Plan of Borrower or any ERISA Affiliate of Borrower for which the 30-day notice requirement has not been waived by the PBGC, or (ii) the withdrawal of Borrower or any ERISA Affiliate of Borrower from a Benefit Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA or the cessation of operations which results in the termination of employment of 20% of Benefit Plan participants who are employees of Borrower or any ERISA Affiliate of Borrower, or (iii) the occurrence of an obligation of Borrower or any ERISA Affiliate of Borrower arising under Section 4041 of ERISA to provide affected parties with a written notice of an intent to terminate a Benefit Plan in a distress termination described in Section 4041(c) of ERISA, or (iv) PBGC's institution of proceedings to terminate a Benefit Plan of Borrower or any ERISA Affiliate of Borrower, or (v) any event or condition which might constitute grounds under Section 4041A or 4042 of ERISA for the termination of, or the appointment of a trustee to administer any Benefit Plan or Multiemployer Plan of Borrower or any ERISA Affiliate of Borrower, or (vi) the partial or complete withdrawal (as defined in Section 4203 and 4205 of ERISA) of Borrower or any ERISA Affiliate of Borrower from a Multiemployer Plan, or (vii) the existence in a Multiemployer Plan of a potential withdrawal liability of Borrower or any ERISA Affiliate of Borrower, or (viii) the occurrence of any nonexempt "prohibited transaction" with respect to any plan under Section 406 of ERISA or
      Section 4975 of the Internal Revenue Code or (ix) as of the last day of any plan year, the present value of the benefits of any Benefit Plan of Borrower or any ERISA Affiliate of Borrower, as determined by the plan's independent actuaries, exceeds the aggregate value as of such date, as determined by such actuaries, of all assets of such plan by an amount sufficient that, in the event a distress termination within the meaning of
      Section 4041(c) of ERISA were to occur as of such date, Borrower would be subject to liability in excess of $100,000.

            "UFCA" shall have the meaning set forth in subsection 5.6 hereof.

            "UFTA" shall have the meaning set forth in subsection 5.6 hereof.

            "Unmatured" shall mean any event which, through the passage of time or the giving of notice or both, would mature into a Default.

            "Working Capital Credit Facility" shall mean that certain working capital credit facility provided, or to be provided, to Borrower by _______________________, in an amount not to exceed $50,000, 000, the terms, conditions and documentation of which, shall not conflict with or violate the terms and conditions of this Agreement or any other Financing Agreement.

            1.2 Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement. For purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to such terms in conformity with GAAP. Financial statements and other financial information furnished to Lender pursuant to this Agreement shall be prepared in accordance with GAAP as in effect at the time of such preparation. No "Accounting Changes" (as defined below) shall effect the determination or interpretation of any financial covenants, standards or terms in this Agreement; provided, that Borrower shall prepare footnotes to each compliance certificate and the financial statements required to be delivered hereunder that show the differences between the financial statements delivered (which reflect such Accounting Changes) and the basis for calculating financial covenant compliance (without reflecting such Accounting Changes). "Accounting Changes" means: (a) changes in the accounting principles applied in the preparation of the Financials required by GAAP and implemented by Borrower; (b) changes in the accounting principles applied in the preparation of the Financials recommended by Borrower's independent public accountants and implemented by Borrower; and (c) changes in the carrying values of Borrower's or any of its Subsidiaries assets, liabilities or equity accounts reflected on the Financials resulting from any adjustments that, in each case were applicable to, but not included in, the Pro Forma.

            1.3 Other Terms Defined in Illinois Uniform Commercial Code. All other terms contained in this Agreement (and which are not otherwise specifically defined herein) shall have the meanings provided in Article 9 of the Uniform Commercial Code, as in effect in the State of Illinois or, with respect to Collateral not located in the State of Illinois, as in effect in the jurisdiction where such Collateral is located, as appropriate (the "Code"), in either case to the extent the same are used or defined therein.

            1.4 Other Definitional Provisions. Whenever the context so requires, the neuter gender includes the masculine and feminine, the singular number includes the plural, and vice versa. References to "Sections", "subsections", "Exhibits" and "Schedules" shall be to Sections, subsections, Exhibits and Schedules, respectively, of this Agreement unless otherwise specifically provided. Any of the terms defined in Section 1 may, unless the context otherwise requires, be used in the singular or the plural depending on the reference. In this Agreement, "hereof," "herein," "hereto," "hereunder" and the like mean and refer to this Agreement as a whole and not merely to the specific section, paragraph or clause in which the respective word appears; words importing any gender include the other gender; references to "writing" include printing, typing, lithography and other means of reproducing words in a tangible visible form; the words "including," "includes" and "include" shall be deemed to be followed by the words "without limitation"; references to agreements, documents, instruments and other contractual arrangements shall be deemed to include subsequent amendments, restatements, assignments, and other modifications thereto, but only to the extent such amendments, restatements, assignments and other modifications are not prohibited by the terms of this Agreement or any other Financing Agreements; references to Persons include their respective permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations.

            2. CREDIT.

            2.1 Term Loan Facility. Subject to the provisions of Section 3 below, Lender agrees, immediately following the execution of this Agreement, to lend to Borrower a term loan in the aggregate principal amount of up to Eighteen Million and No/100 Dollars ($18,000,000), or such lesser amount as Borrower may request (the "Term Loan"), provided that Borrower shall be entitled to request advances on the Term Loan (i) only in increments of $3,000,000, and (ii) only until June 7, 2000. After June 7, 2000, Borrower shall not be entitled to request any more advances on the Term Loan. No amount of the Term Loan which is repaid or prepaid by Borrower may be reborrowed hereunder. The Term Loan shall be evidenced, in part, by a term note (the "Term Note") in the form attached hereto as Exhibit A with the blanks appropriately filled. The provisions of the Term Note notwithstanding, the Liabilities evidenced by the Term Note shall become immediately due and payable as provided in subsection 8.1 hereof, and, without notice or demand, upon the termination of this Agreement pursuant to subsection
2.9 hereof.

            2.2 INTENTIONALLY OMITTED.

            2.3 INTENTIONALLY OMITTED.

            2.4 Voluntary Prepayments. Borrower may prepay the Liabilities in full or in part during the "Term" (as defined in subsection 2.9 hereof), upon five (5) Business Days' prior irrevocable written notice to Lender.

            2.5 Borrower's Loan Account. Lender shall maintain a loan account (the "Loan Account") on its internal data control systems in which shall be recorded (i) all loans and advances made by Lender to Borrower pursuant to this Agreement, (ii) all payments made by Borrower on all such loans and advances and
(iii) all other appropriate debits and credits as provided in this Agreement, including, without limitation, all fees, charges, expenses and interest. All entries in Borrower's Loan Account shall be made in accordance with Lender's customary accounting practices as in effect from time to time. Borrower promises to pay the amount reflected as owing by it under its Loan Account (subject to the last sentence of subsection 2.6 hereof), and all of its other obligations hereunder and under any of the other Financing Agreements as such amounts become due or are declared due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) pursuant to the terms of this Agreement and the other Financing Agreements.

            2.6 Statements; Telephonic Notice. (A) All advances and other financial accommodations to Borrower, and all other debits and credits provided for in this Agreement, may be evidenced by entries made by Lender in its internal data control systems showing the date, amount and reason for each such debit or credit. Until such time as Lender shall have rendered to Borrower written statements of account as provided herein, the balance in Borrower's Loan Account, as set forth on Lender's most recent printout, shall be rebuttably presumptive evidence of the amounts due and owing to Lender by Borrower.

            (B) Borrower hereby authorizes Lender to extend advances under the Loan and to transfer funds based on telephonic notices Lender in good faith believes to have been made by any Person authorized to act on behalf of Borrower. Borrower agrees to deliver promptly to Lender a written confirmation, if such confirmation is requested by Lender, of each telephonic notice. If the written confirmation differs in any material respect from the action taken by Lender, the records of Lender shall govern absent manifest error.

            2.7 Interest and Fees.

            (A) Subject to subsection 2.7(C), each Term Loan advance shall bear interest on the outstanding principal amount thereof from the date when made at a rate per annum equal to the Prime Rate - 1.00%.

            (B) Interest on each Loan shall be paid in arrears on the first Business Day of each month beginning April 1, 2000 and continuing thereafter, including, without limitation, on the Maturity Date and on the date of any prepayment of the Loan in full pursuant to Section 2.3. During the existence of any Unmatured Default interest shall be payable on demand of the Lender. Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed. The date of funding the Loan shall be included in the calculation of interest. The date of payment of the Loan shall be excluded from the calculation of interest. If the Loan is repaid on the same day it is made, one (1) day's interest shall be charged.

            (C) While any Unmatured Default exists and is continuing and/or after maturity of the Loan (whether by acceleration or otherwise), Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all Liabilities due and unpaid, at a rate per annum which is determined by adding three percent (3%) per annum to the rate then in effect for such Loan.

            (D) This Agreement and the Term Note are hereby limited by this subsection 2.7(D). In no contingency, whether by reason of acceleration of the maturity of the amounts due hereunder or otherwise, shall interest and fees contracted for, charged, received, paid or agreed to be paid to Lender exceed the maximum amount permissible under applicable law. If, from any circumstance whatsoever, interest and fees would otherwise be payable to Lender in excess of the maximum amount permissible under applicable law, the interest and fees shall be reduced to the maximum amount permitted under applicable law. If from any circumstance, Lender shall have received anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excess of interest shall be applied to the reduction of the principal amount of the Liabilities and not to the payment of fees or interest, or if such excessive interest exceeds the unpaid balance of the principal amount of Liabilities, such excess shall be refunded to Borrower.

            (E) Concurrently with the execution of this Agreement, Borrower shall pay Lender a closing fee of $180,000 (the "Closing Fee").

            2.8 Method of Payment. All payments of the Liabilities hereunder shall be made, without setoff, deduction or counterclaim, in immediately available funds to Lender at Lender's address specified pursuant to subsection
9.17 hereof, or at any other address of Lender specified in writing by Lender to Borrower, by noon (Chicago time) on the date when due. Lender is hereby authorized to charge Borrower's Loan Account by debiting the Loan for each payment of principal, interest, fees, and other Liabilities as it becomes due hereunder. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day.

            2.9 Term of this Agreement. This Agreement shall be effective until, and including, the Maturity Date and shall terminate at 11:59 P.M. Chicago time on the Maturity Date; provided, however, that Lender shall retain the right to terminate this Agreement at any time upon the occurrence and during the continuance of a Default. Notwithstanding the foregoing, Borrower may terminate this Agreement (and such termination shall constitute a prepayment hereunder) at any time other than as provided above upon satisfaction of the conditions set forth in subsections 2.4(A) and 2.7 hereof and the payment by Borrower to Lender of the then outstanding principal and accrued interest and payment and performance of all other Liabilities (including without limitation any fees due under subsection 2.7 hereof and any other fees owed to Lender). Upon the effective date of termination of this Agreement, all of the Liabilities shall become immediately due and payable without notice or demand. Notwithstanding any termination, whether prior to, on or after the Maturity Date, until all of the Liabilities (other than indemnification Liabilities pursuant to subsection 9.19 hereof to the extent no claims giving rise thereto have been asserted) shall have been fully paid and satisfied and all financing arrangements between Borrower and Lender shall have been terminated, all of Lender's rights and remedies under this Agreement and the other Financing Agreements shall survive, Lender shall retain its security interests in and to all existing and future Collateral, and Borrower shall continue to remit collections of Accounts and proceeds as provided herein.

            2.10 Survival. The agreements and obligations of the Borrower in this Section 2 shall survive the payment of all Liabilities.

            3. CONDITIONS OF ADVANCES.

            3.1 Conditions to Initial Loans. The obligations of Lender to make the initial Loans on the Closing Date are, in addition to the conditions precedent specified in Section 3.2 hereof, subject to the delivery of all documents, and prior or concurrent satisfaction of all conditions, listed on
Schedule 3.1, all in form and substance reasonably satisfactory to Lender, and are subject to the following:

            (A) Repayment of Indebtedness. Borrower shall fully and indefeasibly repay all other outstanding indebtedness of Borrower to Lender on or prior to the Closing Date.

            (B) Payment of Closing Fee. Lender shall have received payment in full of the Closing Fee.

            (C) Sale of Assets. Borrower shall have sold to Bush Hog, substantially all of the operating assets of Borrower's "Bush Hog division" and "Great Bend Manufacturing division".

            3.2 Conditions to All Loans. Lender shall not be required to make any Term Loan advance on any date unless on the applicable borrowing date:

            (A) Borrower's Written Request. Lender shall have received a Notice of Borrowing from an Authorized Officer of Borrower, no later than 11:00 A.M., Chicago time, on the Business Day an advance is to be made, for an advance in a specific amount. In addition, prior to making any advance, Lender shall have received copies of all other documents required to be delivered to Lender under subsection 6.1 hereof.

            (B) Financial Condition. No Material Adverse Effect, as determined by Lender in its reasonable discretion, shall have occurred (a) at any time or times subsequent to the most recent annual financial statements provided pursuant to subsection 6.1(B) hereof, and (b) prior to the receipt of the first of such statements, at any time subsequent to December 31, 1998.

            (C) No Default. There shall not have occurred any Default or Unmatured Default which is then continuing, nor shall any such Default or Unmatured Default occur after giving effect to the advance.

            (D) Representations and Warranties True and Correct. The representations and warranties of Borrower contained in this Agreement shall be true and correct in all material respects on and as of the date of any advance as though made on and as of such date.

            (E) Security Interest. Lender shall have a first priority perfected security interest in, and Lien on, the Collateral, subject to Permitted Liens.

            (F) Working Capital Credit Facility. Borrower shall have provided to Lender certified copies of the closing documents for the Working Capital Credit Facility, once such closing documents have been fully-executed and delivered by the parties thereto.

            (G) Other Requirements. Lender shall have received, in form and substance satisfactory to Lender, all certificates, orders, authorities, consents, legal opinions, consultant's reports, affidavits, applications, schedules, instruments, security agreements, financing statements, mortgages and other documents which are provided for hereunder or under the other Financing Agreements, or which Lender may at any time reasonably request and all legal matters incident to the making of such advances shall be satisfactory to Lender and its counsel.

            4. COLLATERAL.

            4.1 Security Interest. To secure payment and performance of the Liabilities, Borrower hereby grants to Lender a continuing security interest in and to all right, title and interest of Borrower in and to membership interests in Bush Hog, as determined under the laws of the State of Delaware and the Articles of Organization and Limited Liability Company Agreement of Bush Hog, including, without limitation, Borrower's interest in the capital, income, profits , and all other property hereafter delivered to Borrower in substitution for, as proceeds of, or in addition to any of the foregoing, all certificates, instruments and documents representing or evidencing such property, and all cash, securities, interest, dividends, rights and other property at any time and from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all thereof, all of the foregoing whether now owned or hereafter acquired by Borrower and wheresoever located, being herein referred to as the "Collateral".

            4.2 Preservation of Collateral and Perfection of Security Interests Therein. Borrower shall (i) execute and deliver to Lender, concurrently with the execution of this Agreement, and at any time or times hereafter at the request of Lender, all financing statements, instruments or other documents (and pay the cost of filing or recording the same in all public offices reasonably deemed necessary by Lender), as Lender may request, in a form reasonably satisfactory to Lender, and (ii) to the extent any of the Collateral consists of certificated membership interests or other securities, deliver all such certificates with appropriate powers or documents of transfer executed in blank, to perfect and keep perfected the security interest and liens in the Collateral granted by Borrower to Lender, or to otherwise protect and preserve the Collateral and Lender's security interest and liens therein or to enforce Lender's security interests and liens in the Collateral. Should Borrower fail to do so, Lender is authorized to sign any such financing statements as Borrower's agent. Borrower further agrees that a carbon, photographic, photostatic or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement.

            4.3 Loss of Value of Collateral. Borrower shall immediately notify Lender of any material loss or depreciation, in the value of the Collateral, taken as a whole.

            4.4 Setoff. Borrower agrees that Lender have all rights of setoff and banker's lien provided by applicable law and, in addition thereto, Borrower agrees that (in addition to Lender's rights with respect to proceeds of Collateral) at any time any Default exists and is continuing, Lender may apply to the payment of the Liabilities, any and all balances, credits, deposits, accounts or moneys of Borrower then or thereafter with Lender. Without limitation of the foregoing and in addition to Lender's rights with respect to the proceeds of the Collateral, Borrower agrees that upon and after the occurrence of a Default, Lender and each of its branches and offices are hereby authorized, at any time and from time to time, without notice, (i) to setoff against, and to appropriate and apply to the payment of, the Liabilities (whether matured or unmatured, fixed or contingent or liquidated or unliquidated) any and all amounts owing by Lender or any such office or branch to Borrower (whether matured or unmatured, and, in the case of deposits, whether general or special, time or demand and however evidenced) and (ii) pending any such action, to the extent necessary, to hold such amounts as collateral to secure such Liabilities and to return as unpaid for insufficient funds any and all checks and other items drawn against any deposits so held as Lender may elect in its sole discretion.

            5. REPRESENTATIONS AND WARRANTIES.

            Borrower represents and warrants that as of the date of the execution of this Agreement, and continuing so long as any Liabilities remain outstanding, and (even if there shall be no Liabilities outstanding) so long as this Agreement remains in effect:

            5.1 Existence. (A) Borrower and each of Borrower's Subsidiaries is a corporation duly organized and validly existing and in good standing under the laws of the state of its incorporation and is duly qualified as a foreign corporation and in good standing in the states set forth on Schedule 5.1 hereto which are all of the states where the nature and extent of the business transacted by it or the ownership of its assets makes such qualification necessary, except for those jurisdictions in which the failure so to qualify would not, in the aggregate, have a Material Adverse Effect.

            5.2 Corporate Authority. The execution and delivery by Borrower or any of Borrower's Subsidiaries of the Financing Agreements to which it is a party, and the performance of each such Person's obligations thereunder: (i) are within such Person's corporate powers; (ii) are duly authorized by all necessary partnership or corporate action; (iii) are not in contravention of the terms of such Person's Certificate or Articles of Incorporation or By-Laws, or of any indenture, or other agreement or undertaking to which such Person is a party or by which such Person or any of its property is bound or any judgment, decree or order applicable to such Person; (iv) do not, as of the execution hereof, require any governmental consent, registration or approval except for approvals or consents which will be obtained on or before the Closing Date and are described on Schedule 5.2 hereto;
(v) except as described on Schedule 5.2 hereto, do not contravene any contractual or governmental restriction binding upon such Person; and (vi) will not, except as contemplated herein, result in the imposition of any lien, charge, security interest or encumbrance upon any property of such Person under any existing indenture, mortgage, deed of trust, loan or credit agreement or other material agreement or instrument to which such Person is a party or by which it or any of its property may be bound or affected.

            5.3 Binding Effect. The Financing Agreements to which Borrower or any of Borrower's Subsidiaries are parties have been duly executed and delivered by such Persons and constitute the legal, valid and binding obligations of such Persons enforceable against such Persons in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting enforcement of creditors' rights generally.

            5.4 Financial Data. (A) Borrower has furnished to Lender the audited financial statements of Borrower for the 1998 fiscal year and the unaudited financial statements of Borrower for the 1999 fiscal year (collectively, the "Financials") which are attached as Schedule 5.4(A). The Financials are in accordance with the books and records of Borrower and fairly present the financial condition of Borrower at the dates thereof and the results of operations for the periods indicated and the Financials have been prepared in accordance with GAAP (except, with respect to the unaudited financial statements for Borrower's 1999 fiscal year, for the absence of footnotes and subject to normal year-end adjustments). The historical financial statements to be furnished to Lender in accordance with subsection 6.1 hereof will be in accordance with the books and records of Borrower and will fairly present the financial condition of Borrower at the dates thereof and the results of operations for the periods indicated (subject, in the case of unaudited financial statements, to normal year-end adjustments) and such financial statements will be prepared in conformity with GAAP throughout the periods involved. Since the date of the Financials, there have been no changes in the condition, financial or otherwise, of Borrower as shown on the Financials, except (a) as contemplated herein, and (b) for changes in the ordinary course of business (none of which individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect).

            (B) Borrower has also furnished to Lender its projections for the period through December 31, 2000 (the "Projections") which are attached hereto as Schedule 5.4(B). The Projections have been prepared by Borrower in good faith and based on estimates and assumptions believed by Borrower and Borrower's Subsidiaries and their management to be reasonable as of the date such Projections were prepared, and it is Borrower's good faith belief that, subject to such assumptions and estimates, such Projections are achievable by Borrower and its Subsidiaries. All information, reports and other papers and data furnished to Lender are or will be, at the time the same are so furnished, accurate and correct in all material respects and complete insofar as completeness may be necessary to give a true and accurate knowledge of the subject matter thereof.

            (C) The Pro Forma attached as Schedule 5.4(C) hereto was prepared by Borrower based on the unaudited balance sheets of Borrower dated February [28], 2000 and was prepared in accordance with GAAP.

            5.5 Collateral. Except as permitted pursuant to subsection 7.1 hereof, all of the Collateral is owned by Borrower, has been duly authorized, validly issued, fully paid for, is nonassessable and is free and clear of all Liens, other than the lien of Bush Hog Investors, L.L.C., which is subordinated to Lender's Lien. The books and records relating to the Collateral are located at the locations set forth on Schedule 5.5 attached hereto.

            5.6 Solvency. After giving effect to the funding of the initial Loans hereunder, neither Borrower nor any of its Subsidiaries (i) is or will thereby be rendered "insolvent" as that term is defined in Section 101(32) of the Federal Bankruptcy Code (the "Bankruptcy Code") (11 U.S.C. ss. 101(32)),
Section 2 of the Uniform Fraudulent Transfer Act ("UFTA") or Section 2 of the Uniform Fraudulent Conveyance Act ("UFCA"), (ii) has or will have "unreasonably small capital," as that term is used in Section 548(a)(2)(B)(ii) of the Bankruptcy Code or Section 5 of the UFCA, (iii) is or will be engaged or about to engage in a business or a transaction for which its remaining property is "unreasonably small" in relation to the business or transaction as that term is used in Section 4 of the UFTA, (iv) is or will thereby be rendered unable to pay its debts as they mature or become due, within the meaning of Section 548(a)(2)(B) (iii) of the Bankruptcy Code, Section 4 of the UFTA and Section 6 of the UFCA, and (v) owns or will as a result thereof own assets having a value, either at "fair valuation" or at "present fair salable value", less than the amount required to pay such Person's "debts" as such terms are used in Section 2 of the UFTA and Section 2 of the UFCA.

            5.7 Chief Place of Business. As of the execution hereof, the principal place of business and the chief executive office of Borrower and each Subsidiary of Borrower is located at the location set forth in Schedule 5.7 hereto. If any change in any such location occurs, Borrower promptly shall notify Lender thereof. As of the execution hereof, the books and records of Borrower of each such Person, all records of account and all chattel paper (to the extent the same have not been delivered to Lender) of each such Person are located at the principal place of business and chief executive office of such Person, and if any change in such location occurs, Borrower promptly shall notify Lender thereof.

            5.8 Other Names. Except as disclosed on Schedule 5.8 hereto, neither Borrower nor any of its Subsidiaries is using any corporate or fictitious name other than the corporate name shown on such Person's Articles of Incorporation.

            5.9 Tax Liabilities. Borrower and each of Borrower's Subsidiaries have filed all federal, state and local tax reports and returns required by any law or regulation to be filed by it except for extensions duly obtained, and have either duly paid all taxes, duties and charges indicated due on the basis of such returns and reports, or have made adequate provision for the payment thereof, and the assessment of any material amount of additional taxes in excess of those paid and reported is not reasonably expected. Except as disclosed on
Schedule 5.9 hereto, no federal income tax returns of Borrower or any of Borrower's Subsidiaries have been audited by the Internal Revenue Service. The reserves for taxes reflected on the balance sheets included in the Financials are, and the reserves for taxes reflected on the balance sheets of Borrower submitted to Lender in accordance with the terms of subsection 6.1 hereof will be, adequate in amount for the payment of all liabilities for all federal, state and local taxes (whether or not disputed) of Borrower and its Subsidiaries accrued through the date of such balance sheets. Except as disclosed on Schedule 5.9 hereto, there are no material unresolved questions or claims concerning any tax liability of Borrower or any of Borrower's Subsidiaries.

            5.10 Loans. Except as disclosed in the Pro Forma, and for trade payables and normal accruals arising in the ordinary course of Borrower's and its Subsidiaries' business since September 30, 1999, none of Borrower or any of Borrower's subsidiaries currently has or is obligated in respect of any loans, other indebtedness for borrowed money or any guaranties, except for the Working Capital Credit Facility and except in favor of Lender.

            5.11 Margin Stock. Neither Borrower nor any of its Subsidiaries owns any margin security and none of the loans advanced or other credit provided to Borrower hereunder will be used for the purpose of purchasing or carrying any margin security or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase any margin security or for any other purpose not permitted by Regulation U, Regulation T or Regulation X or any other regulation of the Board of Governors of the Federal Reserve System.

            5.12 Litigation and Proceedings. Except as set forth on Schedule
5.12 attached hereto, there are no judgments outstanding against Borrower or any of its Subsidiaries nor is there now pending or, to the best of Borrower's knowledge after diligent inquiry, threatened, any litigation, investigations, contested claim, or governmental proceeding by or against Borrower or any of its Subsidiaries except judgments and pending or threatened litigation, investigations, contested claims and governmental proceedings which are not, in the aggregate, material to Borrower's or any of its Subsidiaries' business, operations, condition (financial or otherwise) or prospects. Except as otherwise described in Schedule 5.12, none of the matters listed in Schedule 5.12 could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

            5.13 Other Agreements. Neither Borrower nor any of its Subsidiaries is in default in any material respect under any material contract, lease, or commitment to which it is a party or by which it is bound. Borrower knows of no material dispute regarding any contract, lease, or commitment which is material to the continued financial success and well-being of Borrower or any of its Subsidiaries.

            5.14 Employee Controversies. Except as disclosed on Schedule 5.14 hereto, there are no controversies pending or, to the best of Borrower's knowledge after diligent inquiry, threatened or anticipated, between Borrower or any of its Subsidiaries, on the one hand and any of their respective employees, or any collective bargaining units representing any of its employees on the other hand, other than employee grievances arising in the ordinary course of business which are not, in the aggregate, material to the continued financial success and well-being of Borrower or any Subsidiary of Borrower or the business of Borrower. Neither Borrower nor any of its Subsidiaries has any accrued and unpaid liability to any of its employees arising under the Federal Fair Labor Standards Act, as amended.

            5.15 Compliance with Laws and Regulations; Environmental Matters.

            (A) General Compliance. The execution and delivery by Borrower and any Subsidiaries of Borrower of the Financing Agreements to which they are parties and the performance of any such Person's obligations thereunder are not in contravention of any law or laws. Borrower and its Subsidiaries are in compliance with all laws, orders, regulations and ordinances of all federal, foreign, state and local governmental authorities relating to their business, operations and assets, except for laws, orders, regulations and ordinances the violation of which would not, individually or in the aggregate, have a Material Adverse Effect.

            (B) Environmental, Health and Safety Compliance. Except as described on Schedule 5.15(B) attached hereto: (i) the operations of Borrower and its Subsidiaries comply in all material respects with all applicable federal, state or local environmental, health and safety statutes and regulations; (ii) none of the operations of Borrower or any of its Subsidiaries is subject to any judicial or administrative proceeding alleging the violation in any material respect of any federal, state or local environmental, health or safety statute or regulation or is the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any hazardous or toxic waste, substance or constituent, or other substance into the environment or to remedy any occupational safety or health condition; (iii) none of Borrower nor any of its Subsidiaries has filed any notice under any federal or state law or regulation indicating past or present treatment, storage or disposal of a hazardous waste or reporting a spill or release of a hazardous or toxic waste, substance or constituent, or other substance into the environment; and (iv) neither Borrower nor any of its Subsidiaries has any contingent liability of which Borrower has knowledge or reasonably should have knowledge in connection with any release of any hazardous or toxic waste, substance or constituent, or any other substance into the environment. Except as otherwise described on Schedule 5.15(B), the items disclosed on Schedule 5.15(B) would not reasonably be expected to have a Material Adverse Effect.

            5.16 Patents, Trademarks and Licenses. Borrower and its Subsidiaries possess adequate assets, licenses, permits, patents, patent applications, copyrights, service marks, trademarks, trademark applications, trade styles and trade names, governmental approvals or other authorizations and other rights that are necessary for each such Person to conduct its business as heretofore conducted by Borrower and its Subsidiaries or as contemplated to be conducted by Borrower and its Subsidiaries and all such licenses, permits, patents, patent applications, copyrights, service marks, trademarks, trademark applications, trade styles, trade names, governmental approvals or authorizations and other rights are listed on Schedule 5.16 attached hereto.

            5.17 ERISA. Neither Borrower nor any ERISA Affiliate of Borrower maintains or contributes to any Plan other than a Plan listed on Schedule 5.17 attached hereto. Except as otherwise disclosed on Schedule 5.17 attached hereto, neither Borrower nor any ERISA Affiliate of Borrower maintains or contributes to any employee welfare benefit plan within the meaning of Subsection 3(1) of ERISA which provides lifetime medical benefits to retirees. Neither Borrower nor any ERISA Affiliate of Borrower has breached any of the responsibilities, obligations or duties imposed on it by ERISA or regulations promulgated thereunder with respect to any Plan such that Borrower would be subject to liability for losses, penalties or excise taxes in an aggregate amount in excess of $100,000. No accumulated funding deficiency (as defined in Section 302(a)(2) of ERISA and Section 412(a) of the Internal Revenue Code) exists in respect to any Benefit Plan. Neither Borrower nor any ERISA Affiliate of Borrower nor any fiduciary of any Plan which is not a Multiemployer Plan (i) has engaged in a nonexempt "prohibited transaction" described in Section 406 of ERISA or Section 4975 of the Internal Revenue Code, or (ii) has taken any action which would constitute or result in a Termination Event with respect to any Plan, in each case which could result in liability to Borrower or an ERISA Affiliate of Borrower in excess of $100,000. Schedule B to the most recent annual report filed with the Internal Revenue Service with respect to each Benefit Plan has been furnished to Lender and is complete and accurate; since the date of each such Schedule B, there has been no material adverse change in the funding status or financial condition of the Benefit Plan relating to such Schedule B. Neither Borrower nor any ERISA Affiliate of Borrower has incurred any liability to the PBGC which remains outstanding other than for insurance premiums under Sections 4006 and 4007 of ERISA. Neither Borrower nor any ERISA Affiliate of Borrower has (i) failed to make a required contribution or payment to a Multiemployer Plan, or (ii) made or expects to make a complete or partial withdrawal under Sections 4203 or 4205 of ERISA from a Multiemployer Plan for which Borrower or any ERISA Affiliate of Borrower has any liability. Neither Borrower nor any ERISA Affiliate of Borrower has failed to make a required installment under Subsection (m) of Section 412 of the Internal Revenue Code or any other payment required under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment. Neither Borrower nor any ERISA Affiliate of Borrower is required to provide security to a Plan under Section 401(a) (29) of the Internal Revenue Code due to a Plan amendment that results in an increase in current liability for the plan year. The present value of the benefits of each Benefit Plan of Borrower and each ERISA Affiliate of Borrower as of the last day of the year for such plan, as determined by such Benefit Plan's independent actuaries, does not exceed the aggregate value, as determined by such actuaries, of all assets under such Benefit Plan by an aggregate amount in excess of $100,000 for all such Plans. Borrower is not required to contribute to any Multiemployer Plan except the Multiemployer Plans specifically identified on Schedule 5.17. Borrower has given to Lender all of the following: a listing of all of the Multiemployer Plans with the aggregate amount of the most recent annual contributions required to be made by Borrower and all ERISA Affiliates of Borrower to each such Multiemployer Plan; copies of any information which has been provided to Borrower or any ERISA Affiliate of Borrower regarding withdrawal liability under any Multiemployer Plan and all collective bargaining agreements pursuant to which such contributions are required to be made; and copies of each employee welfare benefit plan within the meaning of Subsection 3(1) of ERISA which provides lifetime medical benefits to employees, the most recent summary plan description for such plan and the aggregate amount of the most recent annual payments made to terminated employees under each such plan. Each of the foregoing statements will still be true and correct on the Closing Date and the date of each advance hereunder.

            5.18 Financial Condition. Since September 30, 1999, there has been no Material Adverse Change.

            5.19 Survival of Warranties. All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement.

            5.20 Bank Accounts. Schedule 5.20 sets forth the account numbers and locations of all bank accounts of Borrower and its Subsidiaries which will be in effect as of the Closing Date.

            5.21 Subsidiaries. Schedule 5.21 to this Agreement (i) contains a description of the corporate structure of Borrower and Borrower's Subsidiaries; and (ii) accurately sets forth the authorized, issued and outstanding shares of each class of capital stock and other outstanding equity interests of each such Person and the owners of such shares and other equity interests.

            5.22 Accuracy of Information. The written information, exhibits and reports furnished by or on behalf of Borrower or any of its Subsidiaries to Lender in connection with the Financing Agreements, and all certificates and documents delivered to Lender pursuant to the terms thereof do not contain as of the date furnished any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

            5.23 Assets and Properties. Borrower and each of its Subsidiaries has good and marketable title to all of its assets and properties (tangible and intangible, real or personal) owned by it or a valid leasehold interest in all of its leased assets and all such assets and property are free and clear of all Liens, except Liens securing the Liabilities and Liens permitted under Section
7.1. Substantially all of the assets and properties owned by, leased to or used by Borrower and/or each such Subsidiary of Borrower are in good operating condition and repair, ordinary wear and tear excepted. Except for Liens granted to Lender, neither this Agreement nor any other Financing Agreement, nor any transaction contemplated under any such agreement, will affect any right, title or interest of the Borrower or such Subsidiary in and to any of such assets in a manner that would have or is reasonably likely to have a Material Adverse Effect.

            5.24 Insurance. Schedule 5.24 to this Agreement accurately sets forth as of the Closing Date all insurance policies and programs which will be in effect with respect to the respective properties and assets and business of Borrower and its Subsidiaries, specifying for each such policy and program, (i) the amount thereof, (ii) the risks insured against thereby, (iii) the name of the insurer and each insured party thereunder, (iv) the expiration date thereof,
(v) the annual premium with respect thereto and (vi) a description of any reserves relating to any self-insurance program that is in effect. Such insurance policies and programs reflect coverage that is reasonably consistent with prudent industry practice.

            5.25 Contingent Obligations. Except as set forth on Schedule 5.25 to this Agreement, neither the Borrower nor any of its Subsidiaries has, as of the date of this Agreement, or will on the Closing Date become obligated in respect of, any Contingent Obligation not reflected in the financial statements delivered to Lender on or prior to the Closing Date or otherwise disclosed to Lender in the other Schedules to this Agreement.

            5.26 Account Warranties. As to each Account of Borrower (a) at the time of its creation, such Account is and will be a valid, bona fide account, representing an undisputed indebtedness incurred by the named Account Debtor for goods actually sold and delivered or services actually performed; (b) to the best of Borrower's knowledge there are not setoffs, offsets or counterclaims, genuine or otherwise, against such Account; (c) such Account does not represent a sale to an Affiliate or a consignment, sale or return or a bill and hold transaction; (d) no agreement exists permitting any deduction or discount (other than the discount stated on the invoice); (e) Borrower is the lawful owner of such Account and has the right to assign the same to Lender; (f) such Account is free of all security interests, liens and encumbrances; (g) such Account is due and payable in accordance with its terms; and (h) Borrower holds indefeasible title to such Account.

            5.27 Broker's Fees. No broker's, finder's, due diligence, structuring, commitment, closing or debt or equity placement fees, commissions or similar compensation will be payable by Borrower with respect to any of the transactions contemplated hereby except as disclosed in Schedule 3.1, all of which will be paid by Borrower on the Closing Date.

            6. AFFIRMATIVE COVENANTS.

            Borrower covenants and agrees that so long as any Commitments remain in effect and until payment in full of all Liabilities (other than indemnification Liabilities pursuant to subsection 9.19 hereof to the extent no claims giving rise thereto have then been asserted) and termination of this
Agreement:

            6.1 Financial Statements and Other Reports. Borrower and its Subsidiaries shall keep proper books of record and account in which full and true entries will be made of all dealings or transactions of or in relation to the business and affairs of Borrower and its Subsidiaries, in accordance with GAAP, and Borrower shall cause to be furnished to Lender:

            (A) Monthly. As soon as practicable, and in any event within thirty
(30) days after the end of each fiscal month (including each fiscal month occurring during the 90-day delivery period applicable to the delivery of annual financial statements of Borrower and its Subsidiaries furnished to Lender pursuant to subsection 6.1(B) hereof):

            (i) unaudited consolidated and consolidating statements of income, retained earnings and cash flow of Borrower and its Subsidiaries for such fiscal month and for the period from the beginning of the then current Fiscal Year to the end of such fiscal month and the consolidated and consolidating balance sheets of Borrower and its Subsidiaries as of the end of such fiscal month, setting forth in each case, in comparative form, figures (1) in the case of statements, for the corresponding periods in the preceding Fiscal Year and (2) in the case of balance sheets, as of a date one year earlier, all in reasonable detail and certified by the chief financial officer of Borrower, as having been prepared in accordance with GAAP (except for the absence of footnotes) and fairly presenting (subject to normal year-end audit adjustments) the financial condition and results of operations of Borrower and each of its Subsidiaries at the dates and for the periods indicated therein, such certification to be in the form of Exhibit B hereto; and

            (ii) statements in which the actual cash flow and income for such fiscal month and for the period from the start of the then current Fiscal Year to the end of such fiscal month, and the actual balance sheets at the end of such fiscal month (in each case as required to be delivered pursuant to subsection 6.1(A)(i) hereof) are compared with the corresponding projected statements of income and cash flow and balance sheets for such periods and time furnished to Lender pursuant to subsection 6.1(C) below, in each case in the same format as the audited statements of income and cash flow and the audited balance sheet; and

            (iii) a management report commenting on the financial performance of the Borrower for such fiscal month and for the period from the start of the then current Fiscal Year to the end of such fiscal month and on any deviations in results from those for the same periods in the prior Fiscal Year and from the budget for the current Fiscal Year period.

            (B) Annual. As soon as practicable and in any event within ninety
(90) days after the end of each Fiscal Year of Borrower, consolidated and consolidating statements of income, retained earnings and cash flow of Borrower and its Subsidiaries for such Fiscal Year, and the consolidated and consolidating balance sheets of Borrower and its Subsidiaries as of the end of such Fiscal Year, setting forth in each case, in comparative form, corresponding figures for the period covered by the preceding annual audit (in the case of statements) and as of the end of the preceding Fiscal Year (in the case of balance sheets), all in reasonable detail and satisfactory in scope to Lender and audited by independent certified public accountants selected by Borrower and reasonably satisfactory to Lender, whose opinion shall be prepared in accordance with Statement of Auditing Standards No. 58 (the "Statement") entitled "Reports on Audited Financial Statements" and shall be "Unqualified" (as such term is defined in such Statement), and Borrower shall use its best efforts to cause such opinion to be the subject of a reliance letter from such accountants permitting Lender to rely on the contents thereof;

            (C) Projections. As soon as practicable and in any event within thirty (30) days before the start of each Fiscal Year of Borrower, annual projections of Borrower and its Subsidiaries for the succeeding Fiscal Year in detail (on a fiscal month basis), including statements of anticipated income and cash flow and balance sheets of Borrower and its Subsidiaries for the succeeding Fiscal Year (on a fiscal month basis) in detail;

            (D) All financial statements delivered to Lender pursuant to the requirements of subsections 6.1(A)-(C) (except where otherwise expressly indicated) shall be prepared in accordance with GAAP, consistently applied (subject in the case of interim financial statements to the lack of footnotes and normal year-end adjustments). Together with each delivery of financial statements required by subsection 6.1(B) hereof, Borrower shall deliver to Lender a certificate of the independent certified public accountants who performed the audit in connection with such statements stating that in making the audit necessary to the issuance of a report on such financial statements, they have obtained no knowledge of any Default or Unmatured Default, or, if such accountants have obtained knowledge of a Default or Unmatured Default, specifying the nature and period of existence thereof. Such accountants shall not be liable by reason of any failure to obtain knowledge of any Default or Unmatured Default which would not be disclosed in the ordinary course of an audit;

            (E) Letters from Accountants and Consultants. As soon as practicable and in any event within ten (10) days of delivery to Borrower, a copy of (i) each "Management Letter" prepared by Borrower's independent certified public accountants in connection with the financial statements referred to in subsection 6.1(B) hereof and (ii) to the extent that such letters may from time to time be issued by Borrower's independent certified public accountants or other management consultants, any letter issued by Borrower's independent certified public accountants or other management consultants with respect to recommendations relating to Borrower's financial or accounting systems or controls;

            (F) Default Notices. As soon as practicable (but in any event not more than five (5) days after any Authorized Officer of Borrower obtains knowledge of the occurrence of an event or the existence of a circumstance giving rise to an Unmatured Default or a Default), notice of any and all Unmatured Defaults or Defaults hereunder;

            (G) Indebtedness Notices. Borrower shall promptly deliver copies of all notices given or received by Borrower or any of its Subsidiaries with respect to noncompliance with any term or condition related to any Indebtedness in excess of $1,000,000 either individually or in the aggregate, and shall promptly notify Lender of any potential or actual event of default with respect to any such Indebtedness; and

            (H) Other Information. With reasonable promptness, such other business or financial data as Lender may reasonably request.

Lender acknowledges that as of the date hereof, Borrower has one Subsidiary located in Germany, and that Borrower does not create consolidated financial statements for it and such Borrower.

            6.2 Inspection. Lender, or any Person designated by Lender in writing, shall have the right, from time to time hereafter following reasonable prior notice to Borrower (provided that no prior notice shall be required during the pendency of a Default), to call at Borrower's or any of its Subsidiaries' place or places of business (or any other place where the Collateral or other assets of such Persons or any information relating thereto are kept or located) during reasonable business hours, and, without hindrance or delay, (i) to inspect, audit, check and make copies of and extracts from Borrower's or any of its Subsidiaries' books and records relating to, and to make any verification concerning, the Collateral as Lender may consider reasonable under the circumstances, and (ii) to discuss the affairs, finances and business of Borrower or any of its Subsidiaries with any officers, employees or directors of Borrower or any of its Subsidiaries; provided, however, that such inspections shall be limited to one (1) time during each calendar year (except that such inspections shall not be so limited during the pendency of a Default). Borrower shall pay on demand all photocopying expenses incurred by Lender under this subsection 6.2.

            6.3 Maintenance of Licenses, Etc. Borrower shall, and shall cause each of its Subsidiaries to, maintain its corporate existence and maintain in full force and effect all material licenses, bonds, franchises, leases, patents, permits, contracts and other rights necessary to the profitable conduct of its business conducted by it. Borrower shall, and shall cause each of its Subsidiaries to, comply in all material respects with all material laws, orders, regulations and ordinances of any federal, foreign, state or local governmental authority. Borrower shall, and shall cause each of its Subsidiaries to, pay promptly all liabilities to all of its employees arising under the minimum wage and maximum hour provisions of the Fair Labor Standards Act, as the same may be amended from time to time.

            6.4 Claims and Taxes. Borrower shall, and shall cause each of its

Subsidiaries to, pay or cause to be paid all license fees, bonding premiums and related taxes and charges, and shall, and shall cause each of its Subsidiaries to, pay or cause to be paid all of such Persons' real and personal property taxes, assessments and charges and all of such Persons' franchise, income, unemployment, use, excise, old age benefit, withholding, sales and other taxes and other governmental charges assessed against such Persons, or payable by such Persons, at such times and in such manner as to prevent any penalty from accruing or any lien or charge from attaching to its property, provided that Borrower and its Subsidiaries shall have the right to contest in good faith, by an appropriate proceeding promptly initiated and diligently conducted, the validity, amount or imposition of any such tax, assessment or charge, and during the pendency of such good faith contest to delay or refuse payment thereof, if
(i) Borrower and its Subsidiaries establish adequate reserves to cover such contested taxes, assessments or charges and (ii) such contest does not have a Material Adverse Effect or otherwise result in an Unmatured Default or a Default.

            6.5 Lender's Closing Costs and Expenses. Borrower shall reimburse Lender in accordance with subsection 9.2 hereof for all reasonable expenses and fees paid or incurred in connection with the underwriting, documentation, negotiation and closing of the Loans and other extensions of credit described herein, including, without limitation, lien search, filing and recording fees and taxes and the reasonable fees and expenses of Lender's attorneys and paralegals (whether such attorneys and paralegals are employees of Lender or are separately engaged by Lender), whether such expenses and fees are incurred prior to or after the Closing Date. All reasonable costs and expenses incurred by Lender with respect to the negotiation, documentation and closing of the Loans and other extensions of credit described herein and the enforcement, collection and protection of Lender's interest in the Collateral shall be additional Liabilities of Borrower to Lender, payable in accordance with subsection 9.2, repaid as provided in subsection 2.7 hereof, and secured by the Collateral.

            6.6 Borrower's Liability Insurance. In addition to insurance required by subsection 6.7 hereof, Borrower shall, and shall cause its Subsidiaries to, maintain, at their expense, such public liability, third party property damage and other insurance, in such amounts and with such deductibles as is ordinarily carried by other businesses engaged in the same or similar business and as is reasonably acceptable to Lender.

            6.7 Business Interruption Insurance. Borrower shall, and shall cause its Subsidiaries to, at their expense, keep and maintain their respective assets insured against loss or damage by fire, theft, burglary, pilferage, loss in transit, explosion, spoilage and all other hazards and risks ordinarily insured against by other owners or users of such properties in similar businesses, and shall maintain business interruption insurance in each case in an amount at least equal to the lesser of (i) the outstanding principal balance of the Liabilities and (ii) the replacement value of all such property. All such policies of insurance shall be in form and substance reasonably satisfactory to Lender. Borrower shall deliver to Lender a certificate of insurance for each of its policies of insurance and evidence of payment of all premiums therefor. Such policies of insurance shall contain an endorsement, substantially in the form attached hereto as Exhibit C. If Borrower at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay any premium in whole or in part relating thereto, then Lender, without waiving or releasing any obligation or Default by Borrower hereunder, may at any time or times thereafter (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which Lender deems advisable.

            6.8 ERISA Reporting.Borrower shall deliver to Lender, at Borrower's expense, the following information, if applicable, as and when provided below:

            (i) as soon as possible, and in any event within ten (10) days after Borrower or an ERISA Affiliate of Borrower knows or has reason to know that a Termination Event has occurred, a written statement of an Authorized Officer of Borrower describing such Termination Event and the action, if any, which Borrower or such ERISA Affiliate of Borrower has taken, is taking or proposes to take with respect thereto, and when known, any action taken or threatened by the Internal Revenue Service ("IRS"), the Department of Labor ("DOL") or PBGC with respect thereto;

            (ii) as soon as possible, and in any event within thirty (30) days, after Borrower or an ERISA Affiliate of Borrower knows or has reason to know that a prohibited transaction (defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code) has occurred, a statement of an Authorized Officer of Borrower describing such transaction;

            (iii) promptly after the filing thereof with the IRS, a copy of each funding waiver request filed with respect to any Benefit Plan and all communications received by Borrower or any ERISA Affiliate of Borrower with respect to such request;

            (iv) promptly upon, and in any event within four (4) Business Days after, receipt by Borrower or an ERISA Affiliate of Borrower of the PBGC's intention to terminate a Benefit Plan or to have a trustee appointed to administer a Benefit Plan, copies of each such notice;

            (v) promptly upon, and in any event within four (4) Business Days after, receipt by Borrower or an ERISA Affiliate of Borrower of a notice from a Multiemployer Plan regarding the imposition of withdrawal liability, copies of such notice; and

            (vi) promptly upon, and in any event within ten (10) Business Days after, either Borrower or an ERISA Affiliate of Borrower fails to make a required installment under Subsection (m) of Section 412 of the Code or any other payment required under Section 412 on or before the due date for such installment or payment, a notification of such failure.

            6.9 Notice of Suit or Adverse Change in Business. Borrower shall, as soon as possible, and in any event within five (5) Business Days after any Authorized Officer of Borrower learns of the following, give written notice to Lender of (i) any material proceeding(s) (including, without limitation, litigation, investigations, arbitration or governmental proceedings) being instituted or threatened to be instituted by or against Borrower or any of its Subsidiaries in any federal, state, local or foreign court or before any commission or other regulatory body (federal, state, local or foreign), (ii) notice that Borrower's or any of its Subsidiaries' operations are not in full compliance with all requirements of applicable federal, state or local environmental, health and safety statutes and regulations, except for notices as to matters which, either individually or in the aggregate, could not have a Material Adverse Effect, (iii) notice that Borrower or any of its Subsidiaries is subject to a federal or state investigation evaluating whether any remedial action is needed to respond to the release of any hazardous or toxic waste, substance or constituent, or other substance into the environment,
(iv) notice that any properties or assets of Borrower or any of its Subsidiaries are subject to an Environmental Lien, and (v) any Material Adverse Change.

            6.10 Environmental Safety and Health Laws. If Borrower or any of its Subsidiaries shall (a) receive any notice that any violation of any federal, state or local environmental law or regulation may have been committed or is about to be committed by Borrower or any of its Subsidiaries, (b) receive any notice that any administrative or judicial complaint or order has been filed or is about to be filed against Borrower or any of its Subsidiaries for a violation of any federal, state or local environmental law or regulation or requiring Borrower or any of its Subsidiaries to take any action in connection with the release of toxic or hazardous substances into the environment, or (c) receive any notice from a federal, state, or local governmental agency or private party alleging that Borrower or any of its Subsidiaries may be liable or potentially responsible for costs associated with a response to or cleanup of a release of a toxic or hazardous substance into the environment or any damages caused thereby, Borrower shall provide Lender with a copy of such notice or, in the event of any such verbal notice, a written description of such communication within fifteen
(15) days of Borrower's receipt thereof.

            6.11 Supplemental Disclosure. At any time that Borrower shall determine or at the request of Lender (in the event that such information is not otherwise delivered by Borrower to Lender, but not more frequently than every fiscal quarter), Borrower shall supplement each Schedule herein with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such schedule or as an exception to such representation or which is necessary to correct any information in such schedule or representation which has been rendered inaccurate in any material respect thereby; provided, however, that such supplement shall not be or be deemed a waiver of any Default or Unmatured Default disclosed therein or of any misrepresentation made prior to such time.

            6.12 Collateral Records. Borrower shall keep proper books and records relating to the Collateral and shall, upon request of Lender, mark such material books and records to indicate Lender's security interests in the Collateral, for the benefit of Lender.

            6.13 Endorsement. Borrower hereby constitutes and appoints Lender and all Persons designated by Lender for that purpose as Borrower's true and lawful attorney-in-fact, with power to endorse Borrower's name to any and all proceeds of Collateral that come into Lender's possession or under Lender's control. Both the appointment of Lender as Borrower's attorney and Lender's rights and powers are coupled with an interest and are irrevocable until payment in full and complete performance of all of the Liabilities.

            6.14 Maintenance of Properties. Borrower will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition (ordinary wear and tear excepted) all material properties necessary to the conduct of the business of any such Person and will make or cause to be made all appropriate repairs, renewals and/or replacements thereof.

            6.15 Collateral Locations. Borrower will keep the Collateral at the locations specified on Schedule 5.5. With respect to any new location (which in any event shall be within the continental United States), Borrower will execute such documents and take such actions as Lender deems necessary to perfect and protect the security interests of Lender in the Collateral prior to the transfer or removal of any Collateral to such new location.

            6.16 Use of Proceeds and Margin Security. Borrower shall use the proceeds of all Loans for proper business purposes (as described in the recitals to this Agreement) consistent with all applicable laws, statutes, rules and regulations. No portion of the proceeds of any Loan shall be used by Borrower or any of its Subsidiaries for the purpose of purchasing or carrying margin stock within the meaning of Regulation U, or in any manner that might cause the borrowing, the application of such proceeds, or the transactions contemplated hereby or by the other Financing Agreements to violate Regulation T or Regulation X or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Exchange Act of 1934 or the rules and regulations thereunder.

            6.17 Appraisals. Borrower shall, at the request of Lender, at any time after the occurrence of a Default, provide Lender, at Borrower's expense, with valuations or appraisals or updates thereof of any or all of the Collateral from an appraiser satisfactory to Lender.

            7. NEGATIVE COVENANTS.

            Borrower covenants and agrees that so long as any of the Commitments remain in effect and until payment in full of all Liabilities (other than indemnification Liabilities pursuant to subsection 9.19 hereof to the extent no claims giving rise thereto have then been asserted) and termination of this
Agreement:

            7.1 Encumbrances. Neither Borrower nor any of its Subsidiaries will create, incur, assume or suffer to exist any Liens on the Collateral, other than (collectively, "Permitted Liens"): (i) Liens securing the payment of taxes, either not yet due or the validity of which is being contested in good faith by appropriate proceedings, and as to which Borrower shall, if appropriate under GAAP, have set aside on its books and records adequate reserves, (ii) deposits under workmen's compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations or surety or appeal bonds, or to secure indemnity, performance or other similar bonds in the ordinary course of business, (iii) Liens in favor of Lender, (iv) Liens which arise by operation of law, other than Environmental Liens, (v) Liens on the Collateral securing Borrower's indebtedness under the Working Capital Credit Facility, so long as such

Liens are perfected second in time and are subordinate to Lender's Liens on the Collateral; and (vi) other Liens (excluding Liens securing Indebtedness), which do not, in Lender's sole good faith determination, materially lessen the value of the Collateral or the value of Lender's Liens therein, or prohibit Lender's ability to foreclose on the Collateral. All such Liens existing on the Closing Date are identified on Schedule 7.1. Neither Borrower nor any of its Subsidiaries shall permit the filing of any financing statement covering the Collateral, except for financing statements filed with respect to Liens expressly permitted by this Agreement.

            7.2 Restrictions on Distributions. Borrower will not, and will not permit any of its Subsidiaries to, create or otherwise become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to make distributions or make any other distribution on its stock, pay any Indebtedness or other obligation owed to Borrower, make loans or advances or other investments in Borrower, or sell, transfer or otherwise convey any of its property to Borrower, except as set forth in this Agreement.

            8. DEFAULT, RIGHTS AND REMEDIES OF LENDER.

            8.1 Defaults. If any of the following events ("Defaults") shall occur:

            (A) Borrower (i) fails to pay when due or declared due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) any of the Liabilities consisting of principal or interest with respect to the Loans or (ii) fails to pay within three (3) Business Days of the date when due or declared due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) any of the other Liabilities;

            (B) (i) a proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed (a) against Borrower or any of Borrower's Subsidiaries and such proceeding remains undismissed for a period in excess of sixty (60) days, or an order for relief is entered, or (b) by Borrower or any of Borrower's Subsidiaries or (ii) Borrower or any of Borrower's Subsidiaries shall make an assignment for the benefit of creditors; or Borrower or any of Borrower's Subsidiaries shall take any corporate action to authorize any of the foregoing in this clause (G);

            (C) Borrower or any of Borrower's Subsidiaries shall become insolvent or shall fail generally to pay its debts as they become due;

            (D) A default, as defined under the documents evidencing the Working Capital Credit Facility, shall occur thereunder, which default shall give the lender thereunder the right to accelerate the indebtedness evidenced thereby.

then Lender may, upon notice to Borrower (i) terminate Lender's obligation to make advances to Borrower pursuant to subsection 2.1 hereof, and/or (ii) declare all or any portion of the Liabilities to be immediately due and payable, whereupon all or such portion of the Liabilities shall become immediately due and payable and Lender shall not be obligated to make any further advances to Borrower, except that in the event a Default described in subsection 8.1(B) hereof shall exist or occur, all of the Liabilities shall automatically, without notice of any kind, be immediately due and payable and Lender shall not be obligated to make any further advances to Borrower.

            8.2 Rights and Remedies Generally. In the event of a Default, Lender shall have, in addition to any other rights and remedies contained in this Agreement or in any of the other Financing Agreements, all of the rights and remedies of a secured party under the Code or other applicable laws, all of which rights and remedies shall be cumulative, and non-exclusive, to the extent permitted by law. In addition to all such rights and remedies, the sale, lease or other disposition of the Collateral, or any part thereof, by Lender after Default may be for cash, credit or any combination thereof, and Lender may purchase all or any part of the Collateral at public or, if permitted by law, private sale, and in lieu of actual payment of such purchase price, may setoff the amount of such purchase price against the Liabilities then owing. Any sales of the Collateral may be adjourned from time to time with or without notice. Lender may, in its sole discretion, cause the Collateral to remain on Borrower's premises, at Borrower's expense, pending sale or other disposition of the Collateral. Lender shall have the right to conduct such sales on Borrower's premises, at Borrower's expense, or elsewhere, on such occasion or occasions as Lender may see fit.

            8.3 Entry Upon Premises and Access to Information. In the event of a Default, Lender shall have the right to enter upon the premises of Borrower or any of its Subsidiaries where the Collateral is, or books and records relating to the Collateral are, located (or is/are believed to be located) without any obligation to pay rent to Borrower or any of its Subsidiaries, or any other place or places where the Collateral or books and records are believed to be located and kept, and remove the Collateral therefrom to the premises of Lender or any agent of Lender, for such time as Lender may desire, in order effectively to collect or liquidate the Collateral, and/or Lender may require Borrower to assemble the Collateral and make it available to Lender at a place or places to be designated by Lender.

            8.4 Sale or Other Disposition of Collateral by Lender. Any notice required to be given by Lender of a sale, lease or other disposition or other intended action by Lender with respect to any of the Collateral which is delivered to Borrower in accordance with subsection 9.17 hereof, at least ten
(10) Business Days prior to such proposed action, shall constitute fair and reasonable notice to Borrower of any such action. The net proceeds realized by Lender upon any such sale or other disposition, after deduction for the expense of retaking, holding, preparing for sale, selling or the like and the reasonable attorneys' fees and legal expenses incurred by Lender in connection therewith, shall be applied as provided herein toward satisfaction of the Liabilities, including, without limitation, the Liabilities described in subsections 6.5 and
9.2 hereof. Lender shall account to Borrower for any surplus realized upon such sale or other disposition, and Borrower shall remain liable for any deficiency. The commencement of any action, legal or equitable, or the rendering of any judgment or decree for any deficiency shall not affect Lender's security interest in the Collateral until the Liabilities are fully paid. Borrower agrees that Lender has no obligation to preserve rights to the Collateral against any other parties.

            8.5 Waiver of Demand. Demand, presentment, protest and notice of nonpayment are hereby waived by Borrower. Borrower also waives the benefit of all valuation, appraisal and exemption laws.

            8.6 Waiver of Notice. UPON THE OCCURRENCE AND DURING

THE CONTINUANCE OF A DEFAULT, BORROWER HEREBY WAIVES ALL RIGHTS TO NOTICE AND HEARING OF ANY KIND PRIOR TO THE EXERCISE BY LENDER OF ITS RIGHTS TO REPOSSESS THE COLLATERAL WITHOUT JUDICIAL PROCESS OR TO REPLEVY, ATTACH OR LEVY UPON THE COLLATERAL WITHOUT PRIOR NOTICE OR HEARING. BORROWER ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY COUNSEL OF ITS CHOICE WITH RESPECT TO THIS TRANSACTION AND THIS AGREEMENT.

            9. MISCELLANEOUS.

            9.1 Amendments and Waivers.

            (A) Except as otherwise provided herein, no amendment, modification, termination or waiver of any provision of this Agreement, the Term Note or any other Financing Agreement, or consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by Lender.

            (B) Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination or waiver shall be required for Lender to take additional Collateral pursuant to any Financing Agreement.

            9.2 Costs and Attorneys' Fees. If at any time or times Lender employs counsel in connection with protecting or perfecting Lender's security interest in the Collateral or if at any time Lender employs counsel in connection with any matters contemplated by or arising out of this Agreement or any of the other Financing Agreements, whether (a) to prepare, negotiate or execute (i) this Agreement, the other Financing Agreements or any amendment to or modification or extension of this Agreement, any other Financing Agreements or any instrument, document or agreement executed by any Person in connection with the transactions contemplated by this Agreement, (ii) any new or supplemental Financing Agreements, or any instrument, document or agreement to be executed by any Person in connection with the transactions contemplated by this Agreement, or (iii) any instrument, document or agreement in connection with any sale or attempted sale of any interest herein to any participant or Lender, (b) to commence, defend, or intervene in any litigation or to file a petition, complaint, answer, motion or other pleadings, (c) to take any other action in or with respect to any suit or proceeding (bankruptcy or otherwise),
(d) to consult with officers of Lender to advise Lender, (e) to protect, collect, sell, take possession of, release or liquidate any of the Collateral, or (f) to attempt to enforce or to enforce any security interest in any of the Collateral, or to enforce any rights of Lender, including, without limitation, Lender's rights to collect any of the Liabilities, then in any of such events, all of the attorneys' fees arising from such services, and any expenses, costs and charges relating thereto, including, without limitation, all reasonable fees of all paralegals and other staff employed by such attorneys, together with interest following demand for payment thereof at the rate from time to time prescribed in subsection 2.7(A) hereof, shall be part of the Liabilities and secured by the Collateral. All of the foregoing costs and expenses shall be payable on demand.

            9.3 Expenditures by Lender. In the event Borrower shall fail to pay taxes, insurance, assessments, costs or expenses which Borrower is, under any of the terms hereof, required to pay, or fails to keep the Collateral free from other security interests, liens or encumbrances, except as permitted herein, Lender may, in its sole discretion exercised in good faith, make expenditures for any or all of such purposes, and the amount so expended, together with interest thereon at the rate prescribed in subsection 2.7(A) hereof, shall be part of the Liabilities, payable on demand and secured by the Collateral.

            9.4 Custody and Preservation of Collateral. Lender shall be deemed to have exercised reasonable care in the custody and preservation of any of the Collateral in its possession if it takes such action for that purpose as Borrower shall request in writing, but failure by Lender to comply with any such request shall not of itself be deemed a failure to exercise reasonable care, and no failure by Lender to preserve or protect any right with respect to such Collateral against prior parties, or to do any act with respect to the preservation of such Collateral not so requested by Borrower shall of itself be deemed a failure to exercise reasonable care in the custody or preservation of such Collateral.

            9.5 Reliance by Lender. All covenants, agreements, representations and warranties made herein by Borrower shall, notwithstanding any investigation by Lender, be deemed to be material to and to have been relied upon by Lender.

            9.6 Assignment; Parties. Whenever in this Agreement there is reference made to any of the parties hereto, such reference shall be deemed to include, wherever applicable, a reference to the successors and assigns of Borrower and the successors and assigns of Lender, and the provisions of this Agreement shall be binding upon and shall inure to the benefit of said successors and assigns. Notwithstanding anything herein to the contrary, Borrower may not assign or otherwise transfer its rights or obligations under this Agreement without the prior written consent of Lender.

            9.7 CHOICE OF LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS AND NOT THE CONFLICT OF LAW PROVISIONS OF THE STATE OF ILLINOIS. ANY DISPUTE BETWEEN THE PARTIES HERETO ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE INTERNAL LAWS AND NOT THE CONFLICTS OF LAW PROVISIONS OF THE STATE OF ILLINOIS.

            9.8 CONSENT TO JURISDICTION.

            (A) EXCLUSIVE JURISDICTION. EXCEPT AS PROVIDED IN SUBSECTION 9.8(B) HEREOF LENDER AND BORROWER AGREE THAT ALL DISPUTES BETWEEN THEM ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY OR OTHERWISE, SHALL BE RESOLVED ONLY BY STATE OR FEDERAL COURTS LOCATED IN COOK COUNTY, ILLINOIS, BUT LENDER AND

BORROWER ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF COOK COUNTY, ILLINOIS. BORROWER WAIVES IN ALL DISPUTES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE.

            (B) OTHER JURISDICTIONS. BORROWER AGREES THAT LENDER SHALL HAVE THE RIGHT TO PROCEED AGAINST BORROWER OR THE COLLATERAL IN A COURT IN ANY LOCATION TO ENABLE LENDER TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE LIABILITIES, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF LENDER. BORROWER WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH LENDER HAS COMMENCED A PROCEEDING DESCRIBED IN THIS SUBSECTION 9.8(B).

            9.9 SERVICE OF PROCESS. BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF THE COURTS REFERRED TO IN SUBSECTION 9.8 HEREOF IN ANY ACTION OR PROCEEDING BY MAILING COPIES OF SUCH SERVICE BY REGISTERED MAIL, POSTAGE PREPAID TO BORROWER AT ITS ADDRESS SET FORTH IN SUBSECTION 9.17 HEREOF. BORROWER HEREBY CONSENTS TO SERVICE OF PROCESS AS AFORESAID. NOTHING IN THIS AGREEMENT SHALL AFFECT THE RIGHT OF AGENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

            9.10 WAIVER OF JURY TRIAL AND BOND.

            (A) WAIVER OF JURY TRIAL. BORROWER AND LENDER WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN LENDER AND BORROWER ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION THEREWITH OR THE TRANSACTIONS RELATED THERETO. BORROWER AND LENDER HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

            (B) WAIVER OF BOND. BORROWER WAIVES THE POSTING OF ANY BOND OTHERWISE REQUIRED OF LENDER IN CONNECTION WITH ANY JUDICIAL PROCESS OR PROCEEDING TO OBTAIN POSSESSION OF, REPLEVY, ATTACH OR LEVY UPON COLLATERAL OR ANY OTHER SECURITY FOR THE LIABILITIES, TO ENFORCE ANY JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF LENDER, OR TO ENFORCE BY SPECIFIC PERFORMANCE, TEMPORARY RESTRAINING ORDER, PRELIMINARY OR PERMANENT INJUNCTION, THIS AGREEMENT, OR ANY OTHER AGREEMENT OR DOCUMENT BETWEEN

LENDER AND BORROWER.

            9.11 ADVICE OF COUNSEL. BORROWER ACKNOWLEDGES AND REPRESENTS TO LENDER THAT IT HAS DISCUSSED THIS AGREEMENT WITH ITS LAWYERS.

            9.12 SEVERABILITY. WHEREVER POSSIBLE, EACH PROVISION OF THIS AGREEMENT SHALL BE INTERPRETED IN SUCH MANNER AS TO BE EFFECTIVE AND VALID UNDER APPLICABLE LAW, BUT IF ANY PROVISION OF THIS AGREEMENT SHALL BE PROHIBITED BY OR INVALID UNDER APPLICABLE LAW, SUCH PROVISION SHALL BE INEFFECTIVE ONLY TO THE EXTENT OF SUCH PROHIBITION OR INVALIDITY, WITHOUT INVALIDATING THE REMAINDER OF SUCH PROVISION OR THE REMAINING PROVISIONS OF THIS AGREEMENT.

            9.13 Application of Payments. Notwithstanding any contrary provision contained in this Agreement or in any of the other Financing Agreements, Borrower irrevocably waives upon the occurrence and during the continuance of a Default the right to direct the application of any and all payments at any time or times hereafter received by Lender from Borrower or with respect to any of the Collateral to the Liabilities then due and owing and Borrower does hereby irrevocably agree that Lender shall have the exclusive right to apply such payments against the Liabilities then due and owing in such manner as Lender may deem advisable. Borrower does hereby irrevocably agree that Lender shall have the continuing exclusive right to apply and reapply any and all payments received at any time or times after the occurrence and during the continuance of a Default, whether with respect to the Collateral or otherwise, against the Liabilities in such manner as Lender may deem advisable, notwithstanding any entry by Lender upon any of its books and records.

            9.14 Marshaling; Payments Set Aside. Lender shall not be under any obligation to marshall any assets in favor of Borrower or any other party or against or in payment of any or all of the Liabilities. To the extent that Borrower makes a payment or payments to Lender or Lender enforces its security interests or exercises its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

            9.15 Section Titles. The section titles contained in this Agreement shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties.

            9.16 Continuing Effect. This Agreement, Lender's security interests in the Collateral, and all of the other Financing Agreements shall continue in full force and effect so long as any Liabilities shall be owed to Lender, and (even if there shall be no Liabilities outstanding) so long as this Agreement has not been terminated as provided in subsection 2.9 hereof.

            9.17 Notices. Except as otherwise expressly provided herein, any notice required or desired to be served, given or delivered hereunder shall be in writing, and shall be deemed to have been validly served, given or delivered
(i) three (3) days after deposit in the United States mails, with proper first class postage prepaid (and by certified or registered mail, return receipt requested), (ii) when sent after receipt of confirmation or answerback if sent by telecopy, or other similar facsimile transmission, (iii) one (1) Business Day after deposited with a reputable overnight courier with all charges prepaid, or
(iv) when delivered, if hand-delivered by messenger, all of which shall be properly addressed to the party to be notified and sent to the address or number indicated as follows:

            (i) If to Lender at:

            LaSalle Bank National Association
            135 South LaSalle Street
            Chicago, Illinois 60603
            Attn: Ms. Mary Lou Bartlett
            Telecopy: (312) 904-0432
            Confirmation: (312) 904-0433

      With a copy to:

            Schwartz, Cooper, Greenberger & Krauss
            180 North LaSalle Street
            Suite 2700
            Chicago, Illinois 60601
            Attn: Andrew H. Connor, Esq.
            Telecopy: (312)782-8416
            Confirmation:(312)845-5118

      (ii) If to Borrower at:

            Allied Products Corporation
            1355 East 93rd Street
            Chicago, Illinois 60619
            Attn: Mr. Richard Drexler
            Telecopy: (___) ___-____
            Confirmation: (__) ___-____

      With a copy to:

            Mark C. Standefer, Esq.
            Allied Products Corporation
            10 South Riverside Plaza
            Chicago, Illinois 60606
            Telecopy: (___) ___-____

            Confirmation: (312)441-5214

      And to:

            David A. Rubenstein, Esq.
            Gardner, Carton & Douglas
            Quaker Tower
            321 North Clark Street
            Chicago, Illinois 60610-4795
            Telecopy: (312)644-3381
            Confirmation: (312)245-8499

or to such other address or number as each party designates to the other in the manner herein prescribed.

            9.18 Equitable Relief. Borrower recognizes that, in the event Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy at law may prove to be inadequate relief to Lender; therefore, Borrower agrees that Lender, if Lender so requests, shall be entitled to temporary and permanent injunctive relief in any such case and the granting of any such relief shall not preclude Lender from pursuing any other relief or remedies for such breach.

            9.19 Indemnification.(A) Borrower agrees to defend, protect, indemnify and hold harmless Lender, and its officers, directors, employees, Affiliates, attorneys, consultants and agents (collectively, the "Indemnitees") from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for and consultants of such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto), which may be imposed on, incurred by, or asserted against such Indemnitees (whether direct, indirect, or consequential) arising out of or by reason of any litigation, investigation, claims or proceedings (whether based on any federal or state laws or other statutory regulations, including, without limitation, securities, environmental and commercial laws and regulations, under common law or at equitable cause or on contract or otherwise) commenced or threatened, which are in any manner relating to or arising out of this Agreement or the other Financing Agreements, or any act, event or transaction related or attendant thereto, the agreements of Lender contained herein, the making of any Loans or advances, the management of such Loans or advances or the Collateral (including any liability under federal, state or local environmental laws or regulations) or the use or intended use of the proceeds of such Loans or advances (collectively, the "Indemnified Matters"); provided that Borrower shall have no obligation to any Indemnitee hereunder with respect to Indemnified Matters caused by or resulting from the wilful misconduct or gross negligence of such Indemnitee. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this subsection 9.19 may be unenforceable because it is violative of any law or public policy, Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.

            (B) Borrower further agrees to assert no claim against any of the Indemnitees on any theory of liability for consequential, special, indirect, exemplary or punitive damages. No settlement shall be entered into by Borrower or any of its Subsidiaries with respect to any claim, litigation, arbitration or other proceeding relating to or arising out of the transaction evidenced by this Agreement or the other Financing Agreements (whether or not Lender or any Indemnitee is a party thereto) unless such settlement releases all Indemnitees from any and all liability with respect thereto.

            9.20 Counterparts. This Agreement may be executed and accepted in any number of counterparts, each of which shall be an original with the same effect as if the signatures were on the same instrument. The delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

            9.21 Entire Agreement. This Agreement, including the Financing Agreements and all exhibits and other documents attached hereto or incorporated by reference herein, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all other understandings, oral or written, with respect to the subject matter hereof.

            9.22 Confidentiality. Lender shall hold all nonpublic information obtained pursuant to the requirements hereof in accordance with such Person's customary procedures for handling confidential information of this nature and in accordance with safe and sound business practices and in any event may make disclosure reasonably required by a bona fide offeree or assignee (or participant), or as required or requested by any governmental authority or representative thereof, or pursuant to legal process, or in connection with the exercise of rights and remedies, or enforcement of obligations, under this Agreement and the other Financing Agreements or to its accountants, lawyers and other advisors, and shall require any such offeree or assignee (or participant) to agree (and require any of its offerees, assignees or participants to agree) to comply with this subsection 9.22. In no event shall Lender be obligated or required to return any materials furnished by Borrower, provided, however, each proposed offeree, assignee and participant shall be required to agree that if it does not become an assignee (or participant) it shall return all materials furnished to it by Borrower in connection herewith. The provisions of this subsection 9.22 shall survive the termination of this Agreement.

            9.23 Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

            9.24 Amendment of Loan Agreement. Lender hereby agrees with Bush Hog Investors, L.L.C. and CC Industries, Inc. that, without the prior written consent of Bush Hog Investors, L.L.C. and CC Industries, Inc., Lender will not amend, modify or otherwise change in any way this Agreement or the Term Note (i) to increase the principal amount of the Term Loan, (ii) to increase the rate of interest applicable thereunder (except as provided therein with respect to a default rate of interest), (iii) to shorten the maturity of the Term Loan or any installment thereof, (iv) to change the amortization of the Term Loan, or (v) to make the provisions thereof more restrictive as to Borrower, or (vi) in any other manner which is materially adverse to Borrower, Bush Hog Investors, L.L.C. or CC Industries, Inc.

       [Balance of page intentionally left blank; signature page follows.]

      IN WITNESS WHEREOF, this Loan and Security Agreement has been duly executed as of the day and year first above written.


                                       ALLIED PRODUCTS CORPORATION


                                       By: /s/ Richard A. Drexler
                                           -------------------------------------
                                       Name: Richard A. Drexler
                                       Title: Chairman, President and Chief
                                               Executive Officer


                                       LASALLE BANK NATIONAL ASSOCIATION


                                       By: /s/ Mary Lou Bartlett
                                           -------------------------------------
                                       Name: Mary Lou Bartlett
                                       Title: Vice President

                                  SCHEDULE 3.1

                           Conditions to Initial Loans

                                  SCHEDULE 5.1

                  Jurisdiction of Incorporation; Qualification

                                  SCHEDULE 5.2

                     Governmental Consents and Restrictions

                                 SCHEDULE 5.4(A)

                                   Financials

                                 SCHEDULE 5.4(B)

                                   Projections

                                 SCHEDULE 5.4(C)

                                    Pro Forma

                                  SCHEDULE 5.5

                             Locations of Collateral

                                  SCHEDULE 5.7

                             Chief Place of Business

                                  SCHEDULE 5.8

                                   Other Names

                                  SCHEDULE 5.9

                                   Tax Audits

                                  SCHEDULE 5.12

                           Litigation and Proceedings

                                  SCHEDULE 5.14

                             Employee Controversies

                                SCHEDULE 5.15(B)

                              Environmental Matters

                                  SCHEDULE 5.16

                        Patents, Trademarks and Licenses

                                  SCHEDULE 5.17

                                      ERISA

                                  SCHEDULE 5.20

                                  Bank Accounts

                                  SCHEDULE 5.21

                          Capitalization; Subsidiaries

                                  SCHEDULE 5.24

                                    Insurance

                                  SCHEDULE 5.25

                             Contingent Obligations

                                  SCHEDULE 7.1

                                      Liens